Exhibit 99.1

Stepan Company Announces $100 Million Pre-Tax Cost Out and Efficiency Plan to Support Global Operations Optimization

Northbrook, IL, February 23, 2026 – Stepan Company (NYSE: SCL) today announced Project Catalyst, a comprehensive operational and efficiency plan with the objective to deliver approximately $100 million in pre-tax savings over the next two years. Project Catalyst is a key part of Stepan’s commitment to optimizing its global manufacturing footprint, driving shareholder returns and building a foundation for sustainable growth.

Key elements of the plan include:

•	Optimizing Stepan’s global manufacturing footprint through consolidation of volume into more efficient and modern assets within the network to reduce cost and improve productivity.

•	Operational efficiency and cost optimization in manufacturing, procurement of materials and services, and through improved processes, planning and execution.

•	Organizational effectiveness with clear accountabilities across businesses and functions, and focused resources to aggressively capture market opportunities advancing the Company’s growth strategy.

As part of Project Catalyst, Stepan will close its Fieldsboro, NJ site in response to continued lower demand in commodity surfactants used in the production of laundry detergents. Additionally, select assets at its Elwood (Millsdale), IL and Stalybridge, UK facilities will be decommissioned to optimize network utilization. These actions are expected to be completed by mid-2026. Operations will be consolidated into the Company’s existing network, creating a more cost-efficient, streamlined operational structure while maintaining ongoing supply for its customers. The Company continues to evaluate additional footprint optimization initiatives to further strengthen its competitive position.

The Company anticipates recognizing restructuring charges in the range of $70 to $80 million in 2026, of which approximately $52 to $62 million is expected to be recognized in Q1 2026. Over the course of the project, cash and non-cash impacts are projected to be in the range of $29 to $44 million and $58 to $62 million, respectively. The restructuring costs will include asset write-downs, decommissioning costs and other related expenses.

“Project Catalyst is a comprehensive plan designed to further optimize our asset base and create a more productive and agile organization to enable growth. This initiative follows the previously announced sale of the Philippines and Lake Providence sites at the end of 2025. Stepan remains committed to implementing proactive measures to ensure competitiveness and resilience in the current environment,” said Luis E. Rojo, President and Chief Executive Officer. “Project Catalyst is designed to partially offset inflationary pressures and other headwinds, while enabling us to maintain the resources and flexibility needed to deliver exceptional service and value to our customers. These anticipated savings will also support targeted and strategic investments to boost growth and strengthen Stepan’s competitive edge.”

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning and disinfection products and in agricultural and oilfield solutions. The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northbrook, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com.

Contact: Ruben D. Velasquez 847-446-7500

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to accidents, unplanned production shutdowns or disruptions in manufacturing facilities; reduced demand due to customer product reformulations or new technologies; our inability to successfully develop or introduce new products; compliance with laws; our ability to identify suitable acquisition candidates and successfully complete and integrate acquisitions; global competition; volatility of raw material and energy costs and supply; disruptions in transportation or significant changes in transportation costs; downturns in certain industries and general economic downturns; international business risks, including currency exchange rate fluctuations, changes in global trade policies, including tariffs; legal restrictions and taxes; unfavorable resolution of litigation against us; maintaining and protecting intellectual property rights; our ability to access capital markets; global political, military, security or other instability; costs related to expansion or other capital projects; interruption or breaches of information technology systems; our ability to retain executive management and key personnel; and our debt covenants. In addition to the risks described in the Company’s periodic reports, the restructuring actions described herein may involve risks related to the execution of facility closures and asset decommissioning, potential operational disruptions, impacts on employees and local communities, environmental compliance, and the realization of anticipated cost savings and efficiencies.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.